EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Q3 Income to Materially Exceed Estimates

DALLAS—(BUSINESS WIRE)—April 30, 2004—Collegiate Pacific (Amex:BOO) today stated that operating income for the Quarter ending March 31, 2004 is expected to “Materially exceed” previous estimates of $1 million.

Michael J. Blumenfeld, CEO of Collegiate Pacific stated: “We are seeing signs of strong operating leverage as we move into the second half of our fiscal year. This leverage is primarily the result of stronger than expected growth in our organic business units during Q3, and controlled expenses as it relates to the generation of these sales. The Company previously pre-announced Q3 sales are expected to beat the $9.8M estimates by more than 10%. We believe that operating income will show substantial leverage on these sales and materially exceed previous estimates.

“It is important to re-iterate that Q3 results will not include any contribution from the recently closed Kesslers Team Sports acquisition.”

The Company intends to release Q3 earnings on Tuesday, May 11, 2004 prior to the opening of the financial markets. The Company will host a conference call to discuss these results and future plans starting at 9:30AM CDT on Tuesday, May 11. Interested parties may access the call by dialing in five minutes before start time to 1-800-299-9630. Please use pass code 42681745 to access the call.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets and through recent acquisitions is now the nation’s number one team sports dealer.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements. For additional information contact Adam Blumenfeld at 972-243-0879.

     CONTACT: Collegiate Pacific, Dallas Adam Blumenfeld, 972-243-0879